Exhibit 10.2
June 23, 2006
Daniel W. Butler
U.S. Smokeless Tobacco Company
100 West Putnam Avenue
Greenwich, CT 06830
Dear Dan:
          U.S. Smokeless Tobacco Company (the “Company”), a wholly owned subsidiary of UST Inc. (“UST”), is pleased to provide you with this letter agreement (the “Agreement”). The Board of Directors of UST (the “Board of Directors” or the “Board”) considers it essential to the best interests of the Company and the interests of UST’s stockholders to foster the continuous employment of key management personnel. In addition, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of UST may exist, and that the uncertainty and questions which may arise among Company management as a result of the foregoing may cause the departure or distraction of Company management personnel to the detriment of the Company and of UST and its stockholders.
          In order to induce you to remain in the employ of the Company, the Company and UST agree that you shall receive the severance benefits set forth in this Agreement in the event your employment with the Company is terminated under the circumstances described below either prior to or subsequent to a “Change in Control” (as defined in Section 2).
1.	Term of Agreement. This Agreement shall commence on the date hereof and end on the third anniversary of such date; provided, however, that if a Change in Control, as defined in Section 2, shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change in Control occurred. Prior to a Change in Control, in no event shall the term of this Agreement extend beyond the date on which you cease to be an officer of the Company, UST, or a subsidiary thereof, whether or not you continue to be an employee of the Company, UST, or a subsidiary thereof; provided, however, if you cease to be an officer of the Company, UST or any subsidiary thereof for Good Reason as defined herein, this Agreement shall continue in effect for a period of not less than thirty (30) days. You acknowledge and agree that the non-renewal of the term of this Agreement shall not be considered a termination of employment hereunder for any purpose, including entitlement to severance payments or any other benefits provided for herein.

2.	Change in Control. For purposes of this Agreement, a “Change in Control” shall be a change in control of UST and shall be deemed to have occurred if:
(A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (1) UST or any of its subsidiaries, (2) any “person” who on the date hereof is a director or officer of UST, (3) any trustee or other fiduciary holding securities under an employee benefit plan of UST, (4) an underwriter temporarily holding securities pursuant to an offering of such securities, or (5) any corporation owned, directly or indirectly, by the stockholders of UST in substantially the same proportions as their ownership of stock of UST (a “Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”)), directly or indirectly, of securities of UST (not including in the securities beneficially owned by such Person any securities acquired directly from UST or its affiliates) representing 20% or more of the combined voting power of UST’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (C)(1) below; or
(B) the following individuals cease for any reason to constitute a majority of the number of directors of UST then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of UST) whose appointment or election by the Board or nomination for election by UST’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(C) there is consummated a merger or consolidation of UST or any direct or indirect subsidiary of UST with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of UST outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of UST or any subsidiary of UST, more than 50% of the combined voting power of the securities of UST or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of UST (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of UST (not including in the securities Beneficially Owned by such Person any securities acquired directly from UST or its subsidiaries) representing 20% or more of the combined voting power of UST’s then outstanding securities; or

(D) the stockholders of UST approve a plan of complete liquidation or dissolution of UST or there is consummated an agreement for the sale or disposition by UST of all or substantially all of UST’s assets, other than a sale or disposition by UST of all or substantially all of UST’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of UST in substantially the same proportions as their ownership of UST immediately prior to such sale.
3.	Termination of Employment.
(a)	General. You shall be entitled to the benefits provided in Section 4 upon the termination of your employment during the term of this Agreement prior to a Change in Control unless such termination is (i) because of your death or Disability, (ii) by the Company for Cause, or (iii) by you for any reason other than Good Reason as defined in Section 3(d)(i) through ((iii)). If any of the events described in Section 2 constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 5 upon the coincident or subsequent termination of your employment during the term of this Agreement unless such termination is (x) because of your death or Disability, (y) by the Company for Cause, or (z) by you for any reason other than Good Reason as defined in Section 3(d)(A) through (H). In the event your employment with the Company is terminated for any reason prior to a Change in Control and subsequently a Change in Control shall have occurred, you shall not be entitled to the benefits provided in Section 5, unless such termination occurs within thirty (30) days prior to a Change in Control and such termination is by you for Good Reason or the Company without Cause in anticipation or contemplation of such Change in Control.

(b)	Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for “Disability.”

(c)	Cause. The Company may terminate your employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean (i) the willful and continuous failure by you to substantially perform your duties hereunder (other than any such failure resulting from your incapacity due to physical or mental illness), which failure is not cured within thirty (30) business days after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes you have willfully and continuously not substantially performed your duties; (ii) the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, your violation of the Company’s

Code of Corporate Responsibility); or (iii) the commission of an act or omission that constitutes a material breach of this Agreement (including, but not limited to, the violation of your obligations under Sections 6, 7 or 8 hereof). For purposes of this subsection, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was legal, compliant with the Company’s Code of Corporate Responsibility and in the best interest of the Company.

(d)	Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, (1) the occurrence prior to a Change in Control of any of the circumstances set forth in paragraphs (i) through (iv) below and (2) the occurrence on a Change in Control, in contemplation or anticipation of a Change in Control provided such termination occurs within thirty (30) days prior to the Change in Control, or following a Change in Control of any of the circumstances set forth in paragraphs (A) through (H) below, unless, in any case, such circumstances are fully corrected prior to the Date of Termination specified in Notice of Termination, as defined in Sections 3(f) and 3(g), respectively, given in respect thereof.

Good Reason Prior to a Change in Control.
(i)	A diminution in title or status as an officer;

(ii)	Other than a Company-wide reduction, a reduction in your total target compensation as in effect on the date hereof or as the same may be increased from time to time; provided, however, in no event shall a reduction in your actual bonus under UST’s Incentive Compensation Plan that is based on performance against pre-established criteria be considered a reduction in your target bonus;

(iii)	The relocation (except for required travel on the Company’s business to an extent reasonably consistent with either your present business travel obligations or changes in the Company’s business) of your principal place of employment to a location more than fifty (50) miles from the Company’s principal executive offices in Greenwich, Connecticut or any other metropolitan area to which the Company’s principal executive offices are relocated, it being understood that a relocation of the Company’s principal executive offices that applies to all or substantially all personnel and not to you alone shall not constitute Good Reason hereunder; or

(iv)	Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (f) hereof (and, if applicable, the requirements of Subsection (c) hereof); for purposes of this Agreement, no such purported termination shall be effective. Your right to terminate your employment pursuant to this Subsection (d) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder; provided that the Company’s reassignment of your duties and responsibilities during a period of your incapacity due to physical or mental illness shall not under any circumstance constitute Good Reason hereunder.
Good Reason on or Following a Change in Control.
(A)	The assignment to you of any duties inconsistent with the position in the Company that you held immediately prior to the Change in Control, or a significant adverse alteration in the nature or status of your responsibilities, including your reporting responsibilities, from those in effect immediately prior to such change; provided, however, that no such alteration in your reporting responsibilities alone shall be considered Good Reason hereunder prior to the date which is six (6) months following the date of the Change in Control;

(B)	A reduction by the Company in your annual base salary or target bonus as in effect on the date hereof or as the same may be increased from time to time; provided, however, in no event shall a reduction in your actual bonus under UST’s Incentive Compensation Plan that is based on performance against pre-established criteria be considered a reduction in your target bonus;

(C)	The relocation of your principal place of employment to a location more than fifty (50) miles from the Greenwich, Connecticut metropolitan area (or, if different, the metropolitan area in which the Company’s principal executive offices are located immediately prior to the Change in Control) except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;

(D)	The failure by the Company to pay to you any portion of your current compensation except pursuant to an across-the-board compensation deferral similarly affecting all officers of the Company and all officers of any person whose actions resulted in a Change in Control or any person affiliated with the Company or such person, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(E)	The failure by the Company or UST to continue in effect any compensation plan in which you participate immediately prior to the Change in Control which is material to your total compensation, including but not limited to the UST Inc. Retirement Income Plan for Salaried Employees, UST Inc. Employees’ Savings Plan, UST Inc. Officers’ Supplemental Retirement Plan, UST Inc. Incentive Compensation Plan and the 2005 UST Inc. Long-Term Incentive Plan, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

(F)	The failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the life insurance, medical, health and accident, or disability plans in which you are participating at the time of the Change in Control, the taking of any action by the Company or UST which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;

(G)	The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 9 hereof; or

(H)	Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (f) hereof (and, if applicable, the requirements of Subsection (c) hereof); for purposes of this Agreement, no such purported termination shall be effective. Your right to terminate your employment pursuant to this Subsection (d) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.
(e)	Employment by Affiliates. For purposes of this Agreement, in no event shall a termination of your employment with the Company be deemed to occur as a result of your transfer to, or employment by, UST or any of its affiliates during the term of this Agreement.

(f)	Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written “Notice of Termination” to the other party hereto in accordance with this Section 3(f). “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(g)	Date of Termination, Etc. “Date of Termination” shall mean (a) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (b) if your employment is terminated pursuant to Subsection (c) or (d) hereof or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (c) hereof shall not be less than thirty (30) days, unless a shorter time is provided by the Company prior to the occurrence of a Change of Control, and in the case of a termination pursuant to Subsection (d) hereof shall not be less than fifteen (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given). Notwithstanding the foregoing, following the occurrence of a Change in Control, if, within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Pending the resolution of any such dispute following the occurrence of a Change in Control, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue to include you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Notwithstanding the preceding sentence, to the extent necessary to avoid a violation of section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the

“Code”), as reasonably determined by the Company, payment of such compensation and provision of such compensation, benefit and insurance plan coverage will be delayed until the date that is six months after the date of your separation from service (within the meaning of section 409A of the Code); provided, however, that the lump sum value of amounts which are delayed as a result of section 409(A) of the Code shall be paid as soon as practicable thereafter. Amounts paid during the pendency of a dispute under this Subsection are in addition to all other amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement and shall not be reduced by any compensation earned by you as the result of employment by another employer.

(h)	Release/Resignations. As a condition and in consideration of the benefits provided under Section 4(b) and Section 5 of this Agreement, you agree and covenant (i) to execute a general release, in the form attached hereto as Annex I (the “Release”), of any and all claims you may have or may believe you have against UST and/or its affiliates and their officers, directors, employees, agents or representatives and any of their successors and/or assigns; (ii) not to seek any recovery against UST and/or its affiliates and their officers, directors, employees, agents or representatives and any of their successors and/or assigns for any cause or reason related to or arising from your employment with the Company, UST or any of their affiliates or the termination thereof, other than a failure or refusal of the Company to pay you (x) the benefits described in Section 4(b) of Section 5 hereof, and (y) the benefits to which you are entitled subsequent to your termination of employment pursuant to the terms of one or more of the employee benefit plans maintained by the Company or UST; and (iii) to cooperate fully with the Company, UST and their affiliates concerning reasonable requests for information about the business of the Company, UST or any of their affiliates or your involvement and participation therein, including, but not limited to, with respect to the defense or prosecution of any claims or actions in existence now or in the future as more particularly described in the Release. The covenant set forth in clause (ii) of this Section 3(h) includes, without limitation, seeking any recovery against the Company, UST, any of their affiliates or their officers, directors, employees, agents or representatives and any of their successors and/or assigns in any forum, including without limitation any court, administrative agency or otherwise. In the event of your termination of employment under any of the circumstances described in Section 3, you further agree to resign all offices or directorships that you may hold with the Company, UST and any of their affiliates, as the case may be, in a form acceptable to the Company.
4.	Severance Compensation Prior to a Change in Control. Prior to a Change in Control, you shall be entitled to the following benefits, provided that such termination occurs during the term of this Agreement:

(a)	If your employment is terminated by the Company for Cause or by you for any reason or because of your death or Disability, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and provide you with all other normal post-termination amounts (if any) to which you are entitled under the terms and conditions of any compensation or benefit plan maintained by the Company or UST in which you participated as of the Date of Termination at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(b)	If your employment is terminated by the Company other than for Cause, Disability or death or by you for Good Reason as defined in Section 3(d)(i) through (iv), then you shall be entitled to the benefits provided below, subject to your execution of a release described in Section 3(h) and provided that such release becomes effective and has not been revoked in accordance with the terms thereof:
(i)	the Company shall pay to you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination; and shall provide you with all other normal post-termination amounts (if any) to which you are entitled under the terms and conditions of any compensation or benefit plan of the Company, at the time such payments are due;

(ii)	to the extent that an annual bonus has not been paid to you in respect of any fiscal year, the Company shall pay to you, at the time that annual bonuses in respect of such fiscal year are regularly paid by the Company (but not later than 2-1/2 months after the end of such fiscal year, or as soon as practicable thereafter), the product of (x) the actual annual bonus that you would have been entitled to under the UST Inc. Incentive Compensation Plan had you remained employed through the regular payment date and (y) a fraction, the numerator of which is the number of days that have elapsed in each such fiscal year through the Date of Termination, and the denominator of which is 365 (but payments shall be delayed until the date that is six (6) months after your separation from service, within the meaning of Code section 409A, to the extent the Company reasonably determines such delay is necessary to avoid a violation of Code section 409A(a)(2)(B)); provided, however, that the lump sum value of amounts which are delayed as a result of section 409(A) of the Code shall be paid as soon as practicable thereafter;

(iii)	in lieu of any further salary and bonus payments to you for periods subsequent to the Date of Termination, the Company shall pay to you, in 24 equal monthly installments, a severance payment equal to the product of (1) the sum of (A) your annual salary rate in effect immediately prior to the Date of Termination, and (B) an amount equal to seventy-five percent (75%) of the target annual bonus in effect as of the Date of Termination, and (2) the number two (2) (but payments shall be delayed until the date that is six (6) months after your separation from service, within the meaning of Code section 409A, to the extent the Company reasonably determines such delay is necessary to avoid a violation of Code section 409A(a)(2)(B)); provided, however, that the lump sum value of amounts which are delayed as a result of section 409(A) of the Code shall be paid as soon as practicable thereafter;

(iv)	for a twenty-four (24) month period following the Date of Termination, the Company shall arrange to provide you with life insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination at a cost and level of benefits which are substantially similar to those you were receiving prior to the Date of Termination. Benefits otherwise receivable by you pursuant to this paragraph (iv) shall be reduced to the extent comparable coverage is actually provided to you by another employer during the twenty-four (24) month period following your termination, and any such coverage actually provided to you by such employer shall be reported to the Company;

(v)	the Company shall provide you with group health insurance coverage in accordance with Section 5(d) below. Benefits otherwise receivable pursuant to this paragraph (v) shall be reduced to the extent comparable benefits are actually received by you from another employer during the twenty-four (24) month period following your termination, and any such benefits actually received by you from such employer shall be reported to the Company; and

(vi)	UST shall extend to you the same indemnification arrangements as are generally provided to other similarly situated officers to the extent authorized by applicable law and in accordance with Article VIII of UST’s By-Laws.
(c)	Except as provided in Section 4(b)(iv) or Section 5(d) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

5.	Severance Compensation on, in Anticipation or Contemplation of or Following a Change in Control. On or following a Change in Control, and in the event of a termination by you for Good Reason or by the Company without Cause that is made in anticipation or contemplation of and occurs within thirty (30) days prior to a Change in Control, you shall be entitled to the following benefits during a period of Disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the term of this Agreement:
(a)	During any period that you fail to perform your full-time duties with the Company as a result of a period of Disability, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Long-Term Disability Plan for Salaried Employees or other plan during such period, until your employment is terminated pursuant to Section 3(b) hereof. Thereafter your benefits shall be determined under the Company’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

(b)	If your employment is terminated by reason of your death or by the Company for Cause or by you other than for Good Reason as defined in Section 3(d)(A) through (H), the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and provide you with all other normal post-termination amounts (if any) to which you are entitled under the terms and conditions of any compensation or benefit plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(c)	If your employment is terminated by you for Good Reason as defined in Section 3(d)(A) through (H), or by the Company other than for Cause, Disability or death, then, you shall be entitled to the benefits provided below, subject to your execution of a release described in Section 3(h) and provided that such release becomes effective and has not been revoked in accordance with the terms thereof:
(i)	the Company shall pay to you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination; and provide you with all other normal post-termination amounts (if any) to which you are entitled under the terms and conditions of any compensation or benefit plan of the Company at the time such payments are due;

(ii)	to the extent that an annual bonus has not been paid to you in respect of any fiscal year, the Company shall pay to you, at the time that annual bonuses in respect of such fiscal year are regularly paid by the Company (but not later than 2-1/2 months after the end of such fiscal year, or as soon as practicable thereafter), the product of (x) an amount equal to the target annual bonus in effect immediately preceding the Date of Termination or, if greater, such target in effect immediately prior to the Change in Control, and (y) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365 (but payments shall be delayed until the date that is six (6) months after your separation from service, within the meaning of Code section 409(A), to the extent the Company reasonably determines such delay is necessary to avoid a violation of Code section 409(A)(a)(2)(B));

(iii)	in lieu of any further salary and bonus payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, no later than the fifth day following the Date of Termination (or, to the extent necessary to avoid a violation of section 409A(a)(2)(B) of the Code, as reasonably determined by the Company, on the date that is six months after the date of your separation from service, within the meaning of section 409A of the Code), a lump-sum payment equal to the product of (1) the sum of (A) your annual salary rate in effect as of the Date of Termination or, if greater, such rate in effect immediately prior to the Change in Control, and (B) an amount equal to 100% of the target annual bonus in effect as of the Date of Termination or, if greater, such target in effect immediately prior to the Change in Control, and (2) the number two (2);

(iv)	the Company also shall reimburse you for all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Code section 4999 to any payment or benefits provided hereunder), but only to the extent that the reimbursement – (1) qualifies for exclusion from income as a working condition fringe benefit pursuant to section 132 of the Code, (2) is otherwise exempt from coverage under section 409A of the Code, or (3) may be paid without violating section 409A of the Code. If more than one of (1) through (3) in the prior sentence applies, they shall be applied in the manner that permits the maximum reimbursement; and

(v)	for a twenty-four (24) month period after such termination, the Company shall arrange to provide you with life insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination (as well as the group health coverage described in Section 5(d) below), at a cost and level of benefits which are substantially similar to those you were receiving prior to the Date of Termination.. Benefits otherwise receivable by you pursuant to this paragraph (v) shall be reduced to the extent comparable coverage is actually provided to you by another employer during the twenty-four (24) month period following your termination, and any such coverage actually provided to you by such employer shall be reported to the Company.
(d)	For a twenty-four (24) month period after the termination referenced in Section 4(b) or Section 5(c), the Company shall arrange to provide you with group health coverage substantially similar to that which you were receiving immediately prior to the Notice of Termination.
(i)	If section 409A(a)(2)(B) of the Code (the “Six-Month Delay”) applies to you at the Date of Termination and such coverage is provided under a self-insured medical reimbursement plan maintained by the Company or UST (within the meaning of section 105(h) of the Code):
(1)	there will be no charge to you for such coverage for any month that falls within the first six months following the date of your separation from service (within the meaning of section 409A of the Code), provided, however, that no health expenses will be paid or reimbursed pursuant to such no-charge coverage later than December 31 of the second calendar year following the calendar year in which your separation from service (within the meaning of section 409A of the Code) occurred;

(2)	the charge to you for each remaining month of coverage will equal the Company’s monthly COBRA charge for such coverage, and you will be required to pay such monthly charge in accordance with the Company’s standard COBRA premium payment requirements; and

(3)	on the date that is six months following the date of your separation from service (within the meaning of section 409A of the Code), the Company will pay you a lump sum in cash equal to the product of (I) the Company’s monthly COBRA charge on the payment date for family coverage under the Company’s group health plan, and (II) the difference between (a) the number twenty-four (24), and

(b) the number of months of coverage provided under clause (1) above.
(ii)	If the Six-Month Delay does not apply to you at the Date of Termination and such coverage is provided under a self-insured medical reimbursement plan maintained by the Company or UST (within the meaning of section 105(h) of the Code):
(1)	the charge to you for each month of such coverage will equal the Company’s monthly COBRA charge for such coverage, and you will be required to pay such monthly charge in accordance with the Company’s standard COBRA premium payment requirements; and

(2)	on the Date of Termination, the Company will pay you a lump sum in cash equal to the product of (I) the Company’s monthly COBRA charge on the payment date for family coverage under the Company’s group health plan, and (II) the number twenty-four (24).
(iii)	Regardless of whether the Six-Month Delay applies to you at the Date of Termination, if such coverage is provided under a fully–insured medical reimbursement plan (within the meaning of section 105(h) of the Code), there will be no charge to you for such coverage.
(e)	If any of the Total Payments (as defined below) will be subject to the tax (the “Excise Tax”) imposed by section 4999 of the Code, the Company shall pay to you an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. The Gross-Up Payment will be paid to you in a lump sum no later than the fifth day following the Date of Termination or, to the extent necessary to avoid a violation of Code section 409A(a)(2)(B), as reasonably determined by the Company, on the date that is six months after the date of your separation from service (within the meaning of section 409A of the Code). Notwithstanding the foregoing provisions of this Section 5(e), if it shall be determined that you are entitled to the Gross-Up Payment, but that the Parachute Value (as defined below) of the Total Payments does not equal or exceed 110% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to you and the amounts payable to you under this Agreement shall be reduced to the extent necessary to cause the Parachute Value of the Total Payments, in the aggregate, to be equal to the Safe Harbor Amount.

(f)	For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all payments or benefits received or to be received by you in connection with a Change in Control or the termination of your employment (whether payable pursuant to the terms of this Agreement or of any other plan, arrangement or agreement with the Company, UST or any of their affiliates or successors, any person whose actions result in a Change in Control or any person affiliated (or which, as a result of the completion of the transactions causing a Change in Control, will become affiliated) with the Company or UST or such person within the meaning of section 1504 of the Code (such payments or benefits, excluding the Gross-Up Payments, being hereinafter referred to as the “Total Payments”)) shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel selected by the independent auditors of the Company (as of the date immediately prior to the Change in Control) and reasonably acceptable to you, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code; (ii) all “excess parachute payments” (within the meaning of section 280G(b)(1) of the Code) shall be treated as subject to the Excise Tax, unless in the opinion of such tax counsel such excess parachute payments represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the “base amount” (within the meaning of section 280G(b)(3) of the Code), or are not otherwise subject to the Excise Tax; and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code and the regulations promulgated thereunder. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and employment taxes at the highest marginal rate of taxation in your state and locality of residence on the Date of Termination (or such other date as is hereinafter described), net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. For purposes of this Agreement, (x) the term “Parachute Value” when applied to any payment shall mean the present value as of the date of the Change in Control of the portion of such payment that is treated as a “parachute payment” under section 280G(b)(2) of the Code, as determined by tax counsel for purposes of determining whether and to what extent the Excise Tax will apply to you and (y) the term “Safe Harbor Amount” shall mean 2.99 times your “base amount”, within the meaning of section 280G(b)(3) of the Code.

(g)	In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the Date of Termination (or such other date as is hereinafter described), you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax or a federal, state and local income and employment taxes deduction) plus interest on the amount of such repayment at 120% of the applicable federal rate (as defined in section 1274(d) of the Code). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment, or at such other time as is hereinafter described (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. Notwithstanding the preceding sentence, to the extent that payment of the amount provided for in the preceding sentence would constitute a violation of Section 409A of the Code (as determined by the tax counsel referenced in Section 5(f) or by another tax counsel selected in accordance with the same procedure specified in Section 5(f)), such amount shall not be paid.

(h)	Except as provided in Section 5(c)(v) or Section 5(d) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.
6.	Noncompetition. You agree that you will not engage in any Competitive Activity during the one-year period following your termination of employment with the Company for any reason (or, where you receive payments pursuant to Section 4(b) or Section 5(c) hereof, then during the two-year period following your termination of employment with the Company). For purposes of this Section, “Competitive Activity” shall mean activity, without the written consent of an authorized officer of UST, consisting of your participation in the management of, or acting as a consultant for or employee of, any business operation of any enterprise if such operation (a “Competitive Operation”) is then in substantial and direct competition with any business operation of UST and/or any of its affiliates, any place in the world, as now or hereafter designated by the Board; provided, however, that no business operation may be designated as a business operation that is in substantial competition with UST and/or any of its affiliates unless the profits, sales or assets attributable to such business operation amount to at least ten percent (10%) of said business’ total profits, sales or assets. Competitive

Activity shall not include (1) the mere ownership of up to five percent (5%) of the outstanding securities in any enterprise; or (2) the participation in the management of, or acting as a consultant for or employee of, any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise, provided that you do not furnish advice with respect to inventions, processes, customers, methods of distribution, methods of manufacture, marketing or business strategy relating to any Competitive Operation of such enterprise, or the formation of a Competitive Operation.

7.	Confidentiality. You agree not to disclose, either while employed by the Company or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, except with the prior written consent of an officer authorized to act in the matter by the Board, any confidential information of the Company or its affiliates obtained by you while in the employ of the Company, including, without limitation, information relating to any of the Company’s or its affiliates’ inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, client relationships, marketing strategies or trade secrets; provided, however, that this provision shall not preclude you from the use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or from disclosure required by law or court order and to your legal counsel in connection herewith). The agreement herein made in this Section 7 shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law upon you in respect of confidential information and trade secrets of the Company or its affiliates.

8.	Non-Solicitation. You agree that you shall not solicit any person who is a customer of the businesses conducted by UST or its affiliates, or any business in which you have been engaged on behalf of UST or its affiliates at any time during the Term of this Agreement and for a two (2) year period thereafter on behalf of an employer affiliated with you or any business described in Section 6; or induce or attempt to persuade any employee of the Company, UST or any of their affiliates to terminate his employment relationship in order to enter into employment with an employer affiliated with you or any business described in Section 6.

9.	Successors: Binding Agreement.
(a)	The Company and UST shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or UST to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and UST would be required to perform it if no such succession had taken place. Failure of the Company and/or UST to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this

Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)	This Agreement shall inure to the benefit of and be enforceable by your personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such payments, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
10.	Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Sections 4 and 5 and your obligations under Sections 6, 7 and 8 shall survive the expiration of the term of this Agreement.

12.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.	Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with the Agreement.

15.	Code Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and your exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Internal Revenue Code and the treasury regulations relating thereto so as not to subject you to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this intent, to the extent that any regulations or other guidance issued under Section 409A after the date of this Agreement would result in you being subject to the payment of such interest or tax penalty, the Company and you agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A.

16.	Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; including, without limitation, the Letter Agreement between you, the Company and UST, dated March 22, 2005, and any addendums, amendments or modifications thereof; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. Notwithstanding the foregoing, nothing contained herein shall be deemed to be a termination or cancellation of your right to indemnification by UST as an officer pursuant to: (a) applicable state law, with all exclusions and exceptions provided by such law to remain in full force and effect; (b) any indemnification agreement entered into between you and UST which shall remain in full force and effect; (c) any applicable director and officer insurance arrangements; and (d) in accordance with Article VIII of UST’s By-Laws.
     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

UST Inc. and U.S. Smokeless Tobacco Company

By	/s/ Richard A. Kohlberger

Name: Richard A. Kohlberger
Title: Senior Vice President

Agreed to this 23rd day of June, 2006

/s/ Daniel W. Butler

Daniel W. Butler

RELEASE AGREEMENT
     THIS RELEASE, entered into this [   ] day of [     ] by [Name], residing at [     ] (hereinafter referred to as the “Employee”).
WITNESSETH:
     WHEREAS, the Employee, and UST Inc., a Delaware corporation (“UST”), having its principal office in Greenwich, Connecticut, entered into a letter agreement (the “Agreement”) dated as of                     , 2006, pursuant to Section 3(h) of which the Employee agreed and covenanted, to execute a general release of any and all claims he may have or may believe he has against UST, its affiliates and/or their respective officers, directors, employees, agents and representatives; and
     WHEREAS, the employment of the Employee was terminated as of [ ];
     NOW, THEREFORE, in consideration of the benefits to be provided to the Employee pursuant to the Agreement, it is agreed as follows:
1. The Employee voluntarily, knowingly and willingly releases and forever discharges UST, its parents, subsidiaries and affiliates, together with their respective past and present officers, directors, partners, shareholders, employees and agents, and each of their predecessors, successors and assigns, from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them the Employee or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising prior to the time the Employee signs this agreement.
2. The release being provided by Employee in this agreement includes, but is not limited to, any rights or claims relating in any way to the Employee’s employment relationship with UST, its parents, subsidiaries and affiliates, or the termination thereof, or under any statute, including the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, or any other federal, state or local law or judicial decision. Notwithstanding the foregoing, Employee does not hereby release any rights in and to employee benefit plans maintained by UST pursuant to the Employee Retirement Income Security Act (“ERISA”) in which Employee has a vested interest as of the date of Employee’s signature on this Agreement. Furthermore, nothing contained herein shall be deemed a waiver of Employee’s right to indemnification by UST as a corporate officer/director pursuant to: (a) applicable state law, with all exclusions and exceptions provided by such law to remain in full force and effect; (b) any indemnification agreement entered into between the Employee and UST; (c) any applicable director and officer insurance arrangements; and (d) in accordance with Article VIII of UST’s By-Laws.
3. By signing this release agreement, the Employee represents that he has not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that he will not seek or be entitled to any award of legal or equitable relief in any action or proceeding that may be commenced on his behalf. This paragraph will not preclude Employee from filing an administrative charge of discrimination, provided Employee does not seek any relief for himself/herself in connection with such proceeding.
4. By signing this release agreement, the Employee agrees to cooperate fully with UST and its affiliates concerning reasonable requests for information about the business of UST or any of its affiliates or your involvement and participation therein; the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of UST or any of its affiliates which relate to events or occurrences that transpired while the Employee was employed by UST and its affiliates; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while the Employee was so employed. The Employee’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of UST or any of its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by UST or any of its affiliates and/or their counsel to effectuate the foregoing. UST agrees to reimburse you for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with the Employee’s performance of obligations pursuant to this paragraph 5 for which the Employee has obtained prior approval from UST.
5. The Employee acknowledges that UST has hereby advised him to consult with an attorney prior to signing this release agreement. The Employee represents that he has had the opportunity to review this agreement and, specifically, the release in paragraph 1, with an attorney of his choice. The Employee also agrees that he has entered into this agreement freely and voluntarily.
6. The Employee acknowledges that he has been given at least twenty-one days to consider the terms of this release agreement. Furthermore, once he has signed this release agreement, the Employee shall have seven additional days from the date of signing this release agreement to revoke his consent hereto. The release agreement will not become effective until seven days after the date the Employee has signed it, which will be the effective date of this release agreement.
          IN WITNESS WHEREOF, the Employee has executed this release agreement as of the date first set forth above.

[Name]

WITNESS

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